EXHIBIT 10.5

AMENDMENT TO FACTORING AND SECURITY AGREEMENT

This Amendment to Factoring and Security Agreement dated May 18, 2007, is made by and between THERMO CREDIT LLC (hereinafter referred to as the “Purchaser”) and Progressive Concepts, Inc. (“Seller”), who hereby agree as follows:

WHEREAS, Purchaser and Seller entered into a Factoring and Security Agreement (hereinafter the “Agreement”) dated as of August 11, 2006 (all capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement);

WHEREAS, the Purchaser and Seller desire to amend the Agreement to increase the amount of the Purchase Commitment contained in the Term Sheet and to make other modifications as reflected below;

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and agreements herein contained and other good and valuable consideration, Seller and Purchaser hereby mutually enter into this Amendment to the Agreement as follows:

1.	The Purchase Commitment reflected on Schedule 1 is hereby amended to be: “Thirteen Million Dollars ($13,000,000.00).” Provided, however, that in no event shall the aggregate outstanding Advance Amount at any one time exceed Ten Million Dollars ($10 million). Should the aggregate outstanding Advance Amount exceed Ten Million Dollars ($10 million) for any reason whatsoever, Purchaser agrees to immediately take corrective action to reduce the aggregate outstanding Advance Amount to an amount at or below $10 million.

2.	Discount Fees as reflected in Schedule 1 are modified as follows (such change was effective March 12, 2007, except as otherwise noted):

a.	Initial Fee : 1.45% of the Purchased Receivables;

b.	For the “Pre-billed Receivables”, the Discount Fees are effective on the effective date of this Amendment with the Initial Discount Fee is 1.0% of the Purchased Pre-billed Receivables each month; such discount fee would be adjusted as the amount advanced against such pre-billed receivables decreases to provide an effective cost of funds consistent with the initial draw against such pre-billed receivables. Pre-billed Receivables are not subject to the Specified Thermo Contingency Account Balance as defined therein.

The Additional Fees component reflected in Schedule 1 is removed.

3.	Advances on “Pre-billed Receivables” would be limited according to example attached hereto as Schedule 5.

4.	The “Termination Date” reflected in Exhibit A-Definitions to the Agreement is hereby amended to be August 11, 2009.

5.	The Seller hereby certifies that all of the representations and warranties contained in the Agreement are true and correct as of the date thereof; that the Seller is not in default under the Agreement; no event of default has occurred and is continuing; that Seller has not breached any covenant contained in the Agreement; that the Agreement is in full force and effect as of the date hereof.

6.	Simultaneous with Seller’s execution of the Agreement, Seller will pay to Purchaser a $45,000.00 (1.50% of increased commitment) Commitment Fee on the increased amount of the Purchase Commitment in accordance with Section 4.5 of the Agreement, such amount being deducted in 2 equal installments, the first from the first purchase subsequent to the date of this Amendment and the second from the purchase on the first anniversary of the Agreement. An additional Commitment Fee of 0.75% of the Purchase Commitment will be due on the second anniversary of the Agreement commensurate with the extension of the Agreement in item 4. above

7.	Except as set forth above, all of the remaining terms, provisions and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed as of the date first above written.

PURCHASER:
THERMO CREDIT, LLC

By:	\s\ Jack V. Eumont, Jr.
Name:	Jack V. Eumont, Jr.
Title:	Executive Vice President

SELLER:
Progressive Concepts, Inc.

By:	\s\ Thomas A. Hyde, Jr.
Name:	Thomas A. Hyde, Jr.
Title:	Chief Executive Officer

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